Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

October 1, 2001

Dear Sir or Madam:

We have read the first, third, fourth and fifth paragraphs of Item 4 included in the Form 8-K dated October 1, 2001 of First Scientific, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP


cc:  Mr. Randall L. Hales, President and CEO, First Scientific, Inc.